Exhibit 10.1

[Tennessee Commerce Letterhead]

July 31, 2008

Mr. Frank Perez

2589 Stone Briar Dr.

Clarksville, TN 37043

Dear Frank:

I am extremely pleased to extend to you an offer of employment with Tennessee Commerce Bank, as Chief Financial Officer, reporting to me.

The following is an outline of the terms of this offer:

1.             Your starting base salary will be $165,000.00 per year payable bi-weekly.

2.             You will be eligible to participate in the bank’s 2008 Incentive Compensation Plan. The maximum incentive for you as a participant will be 50% of base salary.

3.             Your start date will be on or before August 18, 2008.

4.             You will be eligible for the following additional benefits in accordance with plan terms and conditions: Group Term Life Insurance, Group Managed Care Health Plan including Vision Plan, and Group Dental Insurance. Other benefits for which you qualify include: 401(k) Plan, 4 weeks Vacation, Holidays, Sick Leave and special bank services including a checking account.

5.             You will be eligible for $750.00 monthly car allowance.

This letter is not intended to and should not be interpreted as constituting a contract of employment, nor is it intended to change the at-will employment relationship.

Please acknowledge your acceptance of the above by signing and returning one copy of this letter to me via mail.

Tennessee Commerce Bank • 381 Mallory Station Rd., Suite 207 • Franklin, TN 37067 • Phone:(615)599-7274 Fax:(615)599-2275

Web Site Address: www.tncommercebank.com

Frank, we look forward to having you with us at Tennessee Commerce Bank. If you have any questions, please feel free to call me at (615)599-2274.

Sincerely,

/s/Michael R. Sapp, President
Tennessee Commerce Bank

/s/ Frank Perez
Frank Perez

Date:	07.31.2008